Exhibit 99.1

May 11, 2007	For Immediate Release

Employers Holdings, Inc. Announces $75 Million Stock Repurchase Plan, Declares First Dividend

May 11, 2007—Reno, NV—The Board of Directors of Employers Holdings, Inc. (NYSE: EIG) today announced that its Board of Directors has authorized a stock repurchase program for up to $75 million of the Company’s common stock. The Company expects the shares to be purchased from time to time at prevailing market prices during the remainder of this year in open market or private transactions, in accordance with applicable laws and regulations, and subject to market conditions and other factors. The repurchases may be commenced or suspended from time to time without prior notice. Based on the closing price of the Company’s common stock on May 10, 2007, the authorized repurchase would represent approximately 7.3 percent of the 53.5 million outstanding shares.

“This repurchase program represents our confidence in the value of our Company,” said Employers Holdings, Inc. President and CEO Douglas D. Dirks. “Our financial position has never been stronger. We are optimistic about our ability to grow earnings over the long run, and our profitability has resulted in underwriting leverage that is stronger than the industry average and has outpaced our ability to put this capital to use.”

Additionally, the Board of Directors has declared a second quarter cash dividend of six cents per share. The dividend is payable on June 14, 2007, to stockholders of record as of May 24, 2007. The common stock’s dividend yield would be 1.2 percent based on the 24 cent indicated annual dividend and the Company’s closing stock price of $19.32 on May 10, 2007. This is the first dividend declaration since the Company’s completion of its initial public offering in February 2007.

This press release includes “forward-looking statements” (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) reflecting the company’s expectations regarding future events. These statements are subject to certain risks and uncertainties that may cause actual results to differ from expectations including, without limitation, factors that affect the company’s share price, its decision as to whether to purchase any shares under the share repurchase program and general market conditions.

Employers Holdings, Inc. is a holding company with subsidiaries that are specialty providers of workers’ compensation insurance and services focused on select small businesses engaged in low-to-medium-hazard industries. The company, through its subsidiaries, operates in 11 states from 13 office locations. The company’s insurance subsidiaries, Employers Insurance Company of Nevada and Employers Compensation Insurance Company, are rated A- (Excellent) by the A.M. Best Company.

CONTACT: Vicki Erickson, Director, Investor Relations (775) 327-2794, verickson@employers.com

MEDIA:        Ann Nelson, Executive Vice President, Corporate and Public Affairs (775) 327-2557, anelson@employers.com

Copyright © 2007 EMPLOYERS. All rights reserved.

tel 775 327-2700 | 9790 GATEWAY DRIVE | RENO, NEVADA 89521-5906 | www.employers.com